1756

Filed in the office of the Secretary of State of the State of Colorado

MAY 6 1974

271905

ARTICLES OF INCORPORATION

OF

XEDAR CORPORATION

We the undersigned natural persons of the age of 21 years or more, acting as incorporators of a corporation under the Colorado Corporation Act, adopt the following Articles of Incorporation for such corporation:

ARTICLE I

The corporation name and style of our corporation shall be XEDAR CORPORATION.

ARTICLE II

The registered office of the corporation in the State of Colorado shall be at 6 Garden Center, Broomfield, Colorado 80020 in the County of Adams, State of Colorado; the registered agent of the corporation shall be MICHAEL KENT, whose address is the same as above; the principal place of business of the corporation in Colorado is the same as the registered office. Said corporation may have such other offices in the State of Colorado and such other states, cities and counties in the United States as it may deem proper for carrying out the business of the corporation.

ARTICLE III

The nature of the business and obligations and purposes to be transacted, promoted and carried on are to do any or all of

the things herein mentioned, as fully and to the same extent as natural persons might or could do and in any part of the world, viz:

a. To develop, manufacture, assemble, fabricate, import, lease, purchase or otherwise acquire, invest in, hold, use, license the use of, install, handle, maintain, service or repair, sell, pledge, mortgage, exchange, export, distribute, lease, assign and otherwise dispose of, and generally to trade and deal in and with, as principal or agent, at wholesale, retail, on commission, or otherwise, electronic systems, equipment and components, and electrical, mechanical, and electro-mechanical apparatus and equipment of every kind and description, electronic, telecommunication, communication, transmitting, receiving, recording, reproducing, and similar equipment of every description, microwave devices and equipment, radio, sonar, radar, television, and related devices and equipment, and similar goods, wares, merchandise, commodities, articles of commerce, and property of every kind and description, and any and all products, machinery, equipment, and supplies used or useful in connection therewith.

b. To design, develop, experiment with, manufacture, assemble, install, repair, purchase, or otherwise acquire, sell, and in any manner deal in or with equipment, apparatus, instruments, devices, machines, articles, and commodities including radio, television, and wired or wireless telephone and telegraph equipment, apparatus, instruments, and devices and accessories therefor, and equipment, apparatus, instruments, and devices of all kinds for transmitting, conducting, receiving, distributing, recording, or reproducing

sound, images, electrical energy or impulses, and for electromagnetic waves, variations, or impulses radiated through space by any method or process now in use or hereafter discovered.

c. To own, lease, or otherwise acquire, and to manage, operate, and control radio, telegraph, telephone, radio broadcasting, and telecasting systems or stations and any other means of communication, whether now known or hereafter discovered or invented.

d. To engage in the business of purchasing or otherwise acquiring in whole or in part letters patent, concessions, licenses, inventions, rights, and privileges, subject to royalties or otherwise, whether exclusive, nonexclusive, or limited, whether in the United States or elsewhere; to sell, let, or grant any patent rights, licenses, concessions, inventions, rights or privileges belonging to this corporation or which it may acquire, or any interest in the same, and generally to deal in any and all such properties, to manufacture, produce, and exploit, trade, and deal in all machinery, plants, articles, appliances, and other things in connection therewith.

e. To establish, maintain, and operate chemical, physical, and other laboratories to carry on chemical, physical, and industrial research of every kind and character, and to produce, manufacture, make, work, treat, sell, import, export, exchange, develop, pledge, use, lease or otherwise dispose of or turn to account and generally to deal in and with articles or substances invented or developed thereby; to own the inventions developed thereby, to protect the same by letters patent or by holding them as secret processes, and

to grant licenses and make other lawful agreements or arrangements for the employment or use of any such inventions by other persons; and to apply for, obtain, register, purchase, lease, or otherwise acquire, hold, own, use, introduce, develop, and sell, assign, lease, pledge, or otherwise dispose of or turn to account letters patent of the United States or of any foreign country, inventions, formulae, processes, patents, patent rights, licenses and privileges, trademarks and trade names, or pending applications therefor, and any and all labels, designs, prints, and brands, and to use, exercise, develop, and take or grant licenses or other rights in respect of or otherwise turn to account any of the foregoing.

8. To apply for, register, obtain, purchase, lease, take licenses in respect of, or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, create security interests in, pledge, or otherwise dispose of, and in any manner deal with and contract with reference to: inventions, devices, formulae, processes, and any improvements and modifications thereof; letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trademarks, trade symbols, trade names, and other indications of origin and ownership granted by or recognized under the laws of the United States or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto; and franchises, licenses, grants, and concessions.

g. To borrow money, to issue bonds, debentures or obligations and to secure the same by mortgage, pledge, deed of trust or otherwise.

h. To do any or all of the things herein set forth as principal, agent, contractor, trustee, general partner, limited partner or otherwise.

i. To do each, every and all other acts permitted under the corporation laws of the State of Colorado.

j. The objects specified herein shall, except where otherwise expressed, be in no way limited nor restricted by reference to or inference from the terms of any other clause or paragraph of these Articles of Incorporation.

k. The foregoing shall be construed both as objects and powers and the enumeration thereof shall not be held to limit or restrict in any manner the general powers conferred on this corporation by the laws of the State of Colorado.

ARTICLE IV

Provisions for the organization of the internal affairs of the corporation are:

1. The Board of Directors shall have the power to make, alter, amend and repeal the By-Laws.

2. Cumulative voting shall not be allowed in the election of the Directors.

3. The Board of Directors is empowered to authorize the payment of compensation to the officers and directors for services to

the corporati[illegible] and to determine the amount of such compensation or fees.

4. Shareholders of the corporation shall not have preemptive rights to acquire additional or treasury shares of the corporation.

ARTICLE V

The period of the corporation's duration is perpetual.

ARTICLE VI

The amount of capital stock of the corporation shall be 250,000 shares of no par value stock, all of which shall be fully paid and non-assessable upon issue. The Board of Directors of the corporation is expressly authorized to qualify, limit and restrict the sale and transfer of shares of stock of the corporation by agreement with the stockholders then existing of the corporation. The capital stock of the corporation may, upon authorization of the Board of Directors, be issued in fractional amounts or shares.

ARTICLE VII

The Directors of the corporation shall be three in number and the names and addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

NAME	ADDRESS
MICHAEL KENT	Six Garden Center Broomfield, Colorado 80020
HANS R. JUNGER	2880 Table Mesa Drive Boulder, Colorado 80303

NAME	ADDRESS
KEELY KRAMER	Six Garden Center Broomfield, Colorado 80020

ARTICLE VIII

The names and addresses of the incorporators are:

NAME	ADDRESS
MICHAEL KENT	Six Garden Center Broomfield, Colorado 80020
GARY AGRON	Suite 1540, 1600 Broadway Denver, Colorado 80202
SUSAN E. KENNER	Suite 1544, 1600 Broadway Denver, Colorado 80202

DATED this 3rd day of May, 1974.

MICHAEL KENT

GARY AGRON

SUSAN E. KINKER

STATE OF COLORADO)
City and } ss.
County of Denver)

I, MARJORIE J. REINHARDT, a notary public, hereby certify that on the 3rd day of May, 1974, personally appeared before me MICHAEL KENT, GARY AGRON and SUSAN E. KINKER, who being by me first duly sworn, severally declare that they are the persons who signed the foregoing documents as incorporators, and that the statements therein contained are true.

WITNESS My hand and seal.

My commission expires: October 24, 1977

Notary Public

1263

RECORDED
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